Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 ) for the registration of 6,028,717 shares of common stock pertaining to the Onto Innovation Inc. 2020 Stock Plan and the Onto Innovation Inc. 2020 Employee Stock Purchase Plan of our reports dated February 25, 2020, with respect to the consolidated financial statements of Onto Innovation Inc.  and the effectiveness of internal control over financial reporting of Onto Innovation Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2019, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Iselin, New Jersey
May 19, 2020